Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Managers
Thrift and Investment Plan of Norfolk Southern
Corporation and Participating Subsidiary Companies:

We consent to the incorporation by reference in the registration statement (no. 333-207640) on Form S-8 of Norfolk Southern Corporation of our report dated May 27, 2020, with respect to the statements of net assets available for benefits of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019 and the related notes, and the supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
May 27, 2020